EXHIBIT 21

ANCHOR NATIONAL LIFE INSURANCE COMPANY AND CONSOLIDATED SUBSIDIARIES

LIST OF SUBSIDIARIES

List of subsidiaries and certain other affiliates with percentage of voting securities owned by Anchor National Life Insurance Company or Anchor National Life Insurance Company's subsidiary which is the immediate parent.

PERCENTAGE OF VOTING
SECURITIES OWNED BY
COMPANY OR COMPANY'S
SUBSIDIARY WHICH IS
THE IMMEDIATE PARENT

NAME OF COMPANY
%
CALIFORNIA CORPORATIONS:
Sam Holding Corporation	100
Sun Royal Holdings Corporation	100

DELAWARE CORPORATIONS:
Saamsun Holdings Corp.
Royal Alliance Associated, Inc.
SunAmerica Asset Management Corp.	100
SunAmerica Capital Services, Inc.	100
SunAmerica Fund Services, Inc.	100